Exhibit 10.11

DISCRETE TECHNOLOGY DEVELOPMENT AGREEMENT

THIS DISCRETE TECHNOLOGY DEVELOPMENT AGREEMENT (“Agreement”) is entered into as of April 1, 2015 by and between Polar Semiconductor, LLC, a Delaware corporation headquartered in Bloomington, Minnesota (“PSL”); Sanken Electric Co., Ltd., a Japanese corporation headquartered in Saitama, Japan (“Sanken”). Such parties are singularly referred to herein as a “Party” and collectively referred to as “Parties.”

WHEREAS, the Parties may, from time to time, cooperate in the development of new technology of discrete semiconductor devices with the anticipation that such technology may be used by PSL to manufacture products for Sanken; and

WHEREAS, the Parties wish to stipulate the terms and conditions that will apply to such technology development.

NOW, THEREFORE, the Parties hereby agree as follows:

1.    Development Activities. The Parties may, from time to time, agree upon certain technologies to be developed pursuant to this Agreement. In such case, the Parties will cooperate to establish a discrete device process road map and agree upon the process development and enhancement activities necessary to implement such road map (the “Development Activities”). The technology resulting from the Development Activities, together with derivatives thereof, is referred to herein as the “Technology.”

2.    Development Team. The Parties have established a Discrete Device Process Development Steering Committee (hereinafter the “Team”) to agree upon and monitor the Development Activities. The Team will be comprised of an equal number of members from each Party representing both the business and technology segments of each Party. Unless otherwise agreed by the Parties, the Team will not exceed eight (8) members. It is anticipated that the Team will meet on a quarterly basis. The technology roadmap for the Development Activities shall be based upon requirement inputs from Sanken and shall be updated at least annually. The Team will describe the anticipated process technology required and review the progress of the Development Activities. The responsibilities of each Party’s development teams to accomplish the technology roadmap activities, and the establishment, validation, and prioritization of items on the technology roadmap, will be agreed upon by the Team.

3.    Staffing. In order to conduct the Development Activities, PSL will maintain an Advanced Discrete Development Group and will evaluate and install new process modules. PSL will be responsible for and will have sole discretion regarding staffing and personnel assignments required to complete PSL’s portion of the Development Activities. Sanken may assign staff to these projects as agreed to by the Team, and may station employees at PSL to work on the Development Activities.

4.    Expense of Development Activities. Sanken will bear certain designated expenses for the Development Activities. On an annual basis, the Parties will mutually agree upon (a) the fee to be paid to PSL by Sanken for the ensuing fiscal year for these designated expenses (the “Annual Fee”); (b) the timing of payment of the Annual Fee; and (c) any applicable assumptions concerning the designated expenses or other items that are included or excluded with the Annual Fee. PSL will bear responsibility for any expense that exceeds the Annual Fee.

5.    Outside Party Involvement. The Parties may from time to time mutually decide to procure assistance or technology from unrelated parties in connection with the Development Activities. Any contracts with such unrelated parties, or any arrangements between the Parties concerning payments to such parties, shall have such terms as the Parties shall mutually agree and need not be attached as exhibits to this Agreement. Notwithstanding the foregoing, any Party may independently engage its own outside consultant concerning the Development Activities at its own expense.

6.    Manufacturing for Sanken. PSL and Sanken, as applicable, will agree upon reasonable prices and terms for products manufactured for Sanken by PSL using the Technology. The Parties anticipate that such pricing will incorporate the benefits of yield improvements and cost reductions. Sanken, as applicable, will provide good faith quarterly and long-range forecasts of products to be purchased from PSL, and PSL will reserve and/ or install such capacity for Sanken. PSL will have a first right to produce wafers for Sanken that incorporate the technology (subject to Section 7).

7.    Transfer of Technology. While the intention of the Parties is that PSL will manufacture products based on the Technology, Sanken may, in the following limited situations, transfer an applicable portion of the Technology to an alternative manufacturing site: (a) a Party’s reasonably projected purchase requirements exceeds PSL’s capacity and/or allocations to such Party; (b) material quality or delivery nonperformance with respect to products based on the Technology, provided that some reasonable early warning triggers of material nonperformance will be developed by the Parties; (c) Sanken requires a second source for security of supply or dual sourcing due to business conditions and/or customer contractual requirements, provided that a substantial volume of production shall continue to be purchased from PSL as negotiated with the applicable Party; or (d) transfer to a new owner of Sanken.

8.    Ownership of the Technology. Sanken and PSL shall jointly own the Technology developed pursuant to this Agreement. Neither Sanken nor PSL shall sell, assign or transfer any of the Technology to any other party without the written consent of any other Party or as expressly permitted under this Agreement. Sanken shall have the right of access to the details of the Technology.

9.    Related Documentation. The Parties agree on the following procedures for documentation related to this Agreement:

(a)    The Annual Fee for each fiscal year shall be set forth in a document executed by an officer or designated representative of each Party. Upon execution, such Annual Fee shall be incorporated herein by reference.

(b)    The Development Activities shall be identified and agreed by the Team pursuant to such procedures as the Team may develop from time to time. It shall not be necessary for the Development Activities to be set forth in a document signed by each Party. The Development Activities may be documented in such manner as the Team determines in its discretion.

(c)    Prices and terms for products manufactured by PSL pursuant to Section 6 shall be determined by the applicable Parties in any manner they deem appropriate, including without limitation formal agreements, purchase orders and acknowledgements, e-mail communication or such other documentation as may be reasonable and customary for a supplier-customer relationship.

(d)    The documentation described in this Section 9 shall be maintained in an orderly fashion with the business records of the Parties. However, it shall not be necessary, nor shall it be the practice of the Parties, to attach such documentation as exhibits to this Agreement.

10.    Term. This Agreement shall continue in effect until such time as (a) the Parties mutually agree to its termination; (b) the Parties adopt a successor agreement; or (c) the Parties fail to agree upon the Annual Fee for a fiscal year within three months after the commencement of such fiscal year. Sections 7, 8, and 9 herein shall survive the termination of this Agreement.

11.    Confidentiality. Sanken shall not disclose any element of the Technology to any third party, except for specifically identified Sanken customers in commercial situations for marketing and qualification purposes. Sanken will not apply for any patent in any country in connection with any Technology without obtaining the permission of, and then only jointly with, PSL that is a joint owner of the Technology. PSL shall not disclose any element of the Technology to any third party except as expressly permitted by this Agreement.

12.    Improvements. Simple improvements after the Technology has been qualified should be considered as part of continuous improvement activities, without charge to Sanken. Examples of simple improvements are: modifications to unit processes to improve yields or performance; and qualification of new or improved tools for manufacturing.

13.    Scope of Agreement. This Agreement applies only to Technology developed pursuant to the Development Activities as defined in this Agreement. The Parties may collaborate with respect to technology development that is separate from this Agreement. Unless otherwise agreed by the Parties, any technology development activities that are covered by the Annual Fee shall be deemed within the scope of this Agreement and other activities shall be presumed not to be within the scope of this Agreement.

14.    Miscellaneous Provisions.

14.1    Entire Agreement. This Agreement constitutes the entire understanding between the Parties.

14.2    Amendments. No amendment or modification of this Agreement shall he effective unless set forth in writing and signed by a duly authorized representative of each Party.

14.3    Assignment. No Party shall assign any or all of its rights and obligations under this Agreement without the prior written consent of the other Parties.

14.4    Waiver. Any failure by a Party to exercise or enforce any right under this Agreement shall not be deemed a waiver of such Party’s right thereafter to enforce each and every term and condition of this Agreement.

14.5    Force Majeure. The obligations of a Party under this Agreement will be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as such cause is beyond such party’s control but without prejudice to the generality of the foregoing expression); strikes, lockouts, labor disputes, act of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm. In the event of either Party being so hindered or prevented such party will give notice of suspension as soon as reasonably possible to the other party stating the date and extent of such suspension and the cause thereof and the omission to give such notice will forfeit the rights of such Party to claim such suspension. Any Party whose obligations have been suspended as aforesaid will not be deemed to be in default of its contractual obligations nor will any penalties or damages be payable. Any such

Party will resume the performance of such obligations as soon as reasonably possible after the removal of the cause and will so notify the other Parties. In the event that such cause continues for more than three (3) months either party may terminate this Agreement on fourteen (14) days written notice.

14.6    Language. This Agreement was drafted and executed in the English language.

14.7    Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

14.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

14.9    Dispute Resolution. The Parties shall make best efforts to try to resolve any and all claims, controversies or difficulties between the Parties (“Claims”) by mutual discussions in good faith. Should the Parties be unable to reach resolution themselves, Claims shall be finally settled by arbitration held in Minneapolis, Minnesota, pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

POLAR SEMICONDUCTOR, LLC	SANKEN ELECTRIC CO., LTD.

/s/ Yoshihiro Suzuki	/s/ Masao Hoshino
Yoshihiro Suzuki, President and CEO	Masao Hoshino, Senior Corporate Officer

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